UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2021

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

14269 N. 87th Street, #205 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

Third Amendment to Chino Valley Lease, as Amended

On August 23, 2021, Chino Valley Properties, LLC (“Chino Valley”), a wholly owned subsidiary of Zoned Properties, Inc. (the “Company”), and Broken Arrow Herbal Center, Inc. (“Broken Arrow”) entered into the Third Amendment (the “Third Chino Valley Amendment”) to the Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018, between Chino Valley and CJK, Inc. (“CJK”), as amended (the “Chino Valley Lease”), effective September 1, 2021.

Pursuant to the terms of the Chino Valley Lease, the parties previously agreed that between May 31, 2020 and May 31, 2022 (the “Improvement Period”), Broken Arrow would and/or Broken Arrow would cause its affiliate, CJK, to invest a combined total of at least $8,000,000 of improvements in and to the property that is the subject of the Chino Valley Lease. The parties also previously agreed that the base rental payments under the Chino Valley Lease would increase commensurate to any and all expanded and operational square footage on the premises by calculating the fixed rate of $0.82 per square foot per month by the new operational square footage. Broken Arrow has now satisfied its contractual obligation regarding these capital improvements.

Accordingly, in the Third Chino Valley Amendment, the parties agreed that, as of September 1, 2021, the rental payment is increased to $55,195 per month base rental payment, plus additional rental payments, as a result of the increase in the square footage of the operational space. In addition, the parties agreed that additional space will become operational in the forthcoming months, which will require an additional lease amendment to be executed and causing the rental payment to increase to $79,795 base rental payment monthly, plus additional rental payments.

Also, in the Third Chino Valley Amendment, the parties acknowledged that the premises had received approval for a plan that authorizes additional operational square footage that can be constructed. If built to full capacity, the rental payments would increase to $128,995 base rental payment monthly, plus additional rental payments. Broken Arrow is under no contractual obligation to complete this additional expansion, however.

The foregoing description of the Third Chino Valley Amendment is qualified in its entirety by reference to the complete terms and conditions of the Third Chino Valley Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 1.01.

Officer and Director Indemnification Agreements

On August 23, 2021, the Company entered into an Indemnification Agreement (each, an “Indemnification Agreement” and collectively, the “Indemnification Agreements”) with each of the Company’s officers and directors (Bryan McLaren, the Company’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and Chairman; Berekk Blackwell, the Company’s Chief Operating Officer; Art Friedman, Director; Alex McLaren, MD, Director; David G. Honaman, Director; Derek Overstreet, PhD). The Indemnification Agreements supplement the indemnification provisions provided in the Company’s articles of incorporation and bylaws and any resolutions adopted pursuant thereto and generally provide that the Company shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The foregoing description of the Indemnification Agreements is qualified in its entirety by reference to the complete terms and conditions of the Indemnification Agreements, a form of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated by reference into this Item 1.01.

Item 7.01. Regulation FD Disclosure.

On August 24, 2021, the Company issued a press release regarding completion of the $8 million expansion at the Chino Valley facility and entry into the Third Chino Valley Amendment.

The information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amendment to the Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018, between Chino Valley and CJK, Inc. (“CJK”), as amended, entered into on August 23, 2021 and effective September 1, 2021.
10.2	Form of Indemnification Agreement.
99.1	Press release of the registrant dated August 23, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: August 24, 2021	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

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